U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

  Kimberlin                          Kevin
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   (Last)                           (First)             (Middle)

  Spencer Trask Securities Inc.
  535 Madison Avenue, 18th Floor
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                                    (Street)

  New York                            NY                 10022
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


The Immune Response Corporation (IMNR)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


        April 14, 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                    3.           Disposed of (D)                 Beneficially   Form:     7.
                                      2A.           Transaction  (Instr. 3, 4 and 5)             Owned Follow-  Direct    Nature of
                         2.           Deemed        Code         ------------------------------- Reported       (D) or    Indirect
1.                       Transaction  Execution     (Instr. 8)                   (A)             Transactions   Indirect  Beneficial
Title of Security        Date         Date, if any  ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)               (mm/dd/yy)   (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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


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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one  reporting  person,  see  Instruction
     4(b)(v).

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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

                                                                                                                     10.
                                                  5.                                                       9.        Owner-
                                                  Number                                                   Number    ship
                                                  of Deri-                                                 of        Form
                2.                                vative                                                   deriv-    of
                Conver-                           Securi-                       7.                         ative     Deriv-  11.
                sion                              ties Ac-                      Title and Amount           Secur-    ative   Nature
                or                                quired       6.               of Underlying     8.       ities     Secur-  of
                Exer-            3A.     4.       (A) or      Date              Securities        Price    Bene-     ity:    In-
                cise    3.       Deemed  Trans-   Disposed    Exercisable and   (Instr. 3 and 4)  of       ficially  Direct  direct
                Price   Trans-   Execu-  action   of (D)      Expiration Date   ----------------  Deriv-   Owned     (D) or  Bene-
1.              of      action   tion    Code     (Instr.     (Month/Day/Year)            Amount  ative    at End    In-     ficial
Title of        Deriv-  Date     Date,   (Instr.  3, 4 and    ----------------            or      Secur-   of        direct  Owner-
Derivative      ative   (Month/  if any  8)       5)          Date     Expira-            Number  ity      Month     (I)     ship
Security        Secur-  Day/     (mm/dd  ------   ----------  Exer-    tion               of      (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3)      ity     Year)    (yy)    Code V   (A)   (D)   cisable  Date     Title     Shares  5)       4)        4)      4)
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

Employee Stock
Option (right   $32.00  04/14/03                                                Common
to buy)         (3)                      D(1)           1,563 (2)      09/19/04 Stock     1,563    1,563             D
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Employee Stock
Option (right                                                                   Common
to buy)         $1.12   04/14/03         A        1,563       (2)      09/19/04 Stock     1,563    1,563             D
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Employee Stock
Option (right   $21.76                                                          Common
to buy)         (3)     04/14/03         D(1)           1,563 (2)      06/14/05 Stock     1,563    1,563             D
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Employee Stock
Option (right                                                                   Common
to buy)         $1.12   04/14/03         A        1,563       (2)      06/14/05 Stock     1,563    1,563             D
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Employee Stock
Option (right   $49.00  04/14/03                                                Common
to buy)         (3)                      D(1)           1,563 (2)      05/30/06 Stock     1,563    1,563             D
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Employee Stock
Option (right                                                                   Common
to buy)         $1.12   04/14/03         A        1,563       (2)      05/30/06 Stock     1,563    1,563             D
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Employee Stock
Option (right   $35.00                                                          Common
to buy)         (3)     04/14/03         D(1)           1,563 (2)      05/22/07 Stock     1,563    1,563             D
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Employee Stock
Option (right                                                                   Common
to buy)         $1.12   04/14/03         A        1,563       (2)      05/22/07 Stock     1,563    1,563             D
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Employee Stock
Option (right   $54.76                                                          Common
to buy)         (3)     04/14/03         D(1)           1,563 (2)      06/11/08 Stock     1,563    1,563             D
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Employee Stock
Option (right                                                                   Common
to buy)         $1.12   04/14/03         A        1,563       (2)      06/11/08 Stock     1,563    1,563             D
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Employee Stock
Option (right   $29.25                                                          Common
to buy)         (3)     04/14/03         D(1)           1,563 (2)      05/25/09 Stock     1,563    1,563             D
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Employee Stock
Option (right                                                                   Common
to buy)         $1.12   04/14/03         A        1,563       (2)      05/25/09 Stock     1,563    1,563             D
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Employee Stock
Option (right   $23.125                                                         Common
to buy)         (3)     04/14/03         D(1)           1,180 (2)      08/17/09 Stock     1,180    1,180             D
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Employee Stock
Option (right                                                                   Common
to buy)         $1.12   04/14/03         A        1,180       (2)      08/17/09 Stock     1,180    1,180             D
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Employee Stock
Option (right   $23.752                                                         Common
to buy)         (3)     04/14/03         D(1)           1,563 (2)      05/25/10 Stock     1,563    1,563             D
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Employee Stock
Option (right                                                                   Common
to buy)         $1.12   04/14/03         A        1,563       (2)      05/25/10 Stock     1,563    1,563             D
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Employee Stock
Option (right   $15.752                                                         Common
to buy)         (3)     04/14/03         D(1)          17,659 (2)      11/14/10 Stock    17,659   17,659             D
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Employee Stock
Option (right                                                                   Common
to buy)         $1.12   04/14/03         A       17,659       (2)      11/14/10 Stock    17,659   17,659             D
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Employee Stock
Option (right   $15.752                                                         Common
to buy)         (3)     04/14/03         D(1)           7,341 (2)      11/27/10 Stock     7,341    7,341             D
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Employee Stock
Option (right                                                                   Common
to buy)         $1.12   04/14/03         A        7,341       (2)      11/27/10 Stock     7,341    7,341             D
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Employee Stock
Option (right   $13.80                                                 06/21/11 Common
to buy)         (3)     04/14/03         D(1)           1,563 (2)               Stock     1,563    1,563             D
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Employee Stock
Option (right                                                                   Common
to buy)         $1.12   04/14/03         A        1,563       (2)      06/21/11 Stock     1,563    1,563             D
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                                                                          Page 2


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Employee Stock
Option (right   $2.36                                                           Common
to buy)         (3)     04/14/03         D(1)           1,563 (2)      06/17/12 Stock     1,563    1,563             D
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Employee Stock
Option (right                                                                   Common
to buy)         $1.12   04/14/03         A        1,563       (2)      06/17/12 Stock     1,563    1,563             D
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
Explanation of Responses:

      (1) Cancellation of option in connection with grant of replacement option.

      (2) The reported transaction involved the reprising of an existing option which originally provided for pro rata vesting on a daily basis over four years. On April 14, 2003, the option was repriced and amended to provide for vesting of half of the grant immediately upon reporting, with the remaining shares vesting pro rata on a daily basis over the two years following the date of repricing.

      (3) This option was previously adjusted to reflect a one-for-four reverse stock split on October 9, 2002.


      /s/ Kevin Kimberlin                                        04/16/03
---------------------------------------------            -----------------------
          Kevin Kimberlin
      **Signature of Reporting Person                             Date


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

      * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

      ** Intentional misstatements or  omissions  of  facts  constitute  Federal
         Criminal Violations.
         See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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